Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261323
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated December 6, 2021)
Navitas Semiconductor Corporation
Up to 87,007,757 Shares of Class A Common Stock
Up to 4,741,667 Warrants
This prospectus supplement amends and supplements the prospectus dated December 6, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-261323). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our amended report on Form 8-K/A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 1, 2022 (the “Form 8-K/A”). Accordingly, we have attached the Form 8-K/A to this prospectus supplement.
The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 13,100,000 shares of Class A common stock, par value $0.0001 (the “Class A Common Stock”), that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, including the Public Warrants and the Private Placement Warrants (each as defined in the Prospectus); and (2) the offer and sale, from time to time, by the selling securityholders identified in this Prospectus, or their permitted transferees, of (i) up to 87,007,757 shares of Class A Common Stock and (ii) up to 4,666,667 Private Placement Warrants and 375,189 Navitas Warrants.
The Class A Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC (the “NASDAQ”) under the symbols “NVTS” and “NVTSW,” respectively. On February 1, 2022, the last reported sales price of the Class A Common Stock was $10.29 per share and the last reported sales price of our Public Warrants was $2.70 per warrant. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks that are described in the section entitled “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 1, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2021

NAVITAS SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39755	85-2560226
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

22 Fitzwilliam Square South,	Dublin,	Ireland	D02 FH68
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (844) 654-2642

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NVTS	The Nasdaq Stock Market LLC
Warrants to receive one share of Class A Common Stock at an exercise price of $11.50 per share	NVTSW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Explanatory Note
On October 25, 2021, Navitas Semiconductor Corporation (f/k/a Live Oak Acquisition Corp. II (“LOKB”)) (the “Company”) filed a current report on Form 8-K (the “Report”) to report various matters related to the October 19, 2021 closing of the Business Combination (as defined in the Report) among LOKB, Navitas Semiconductor Limited, an Irish private company domesticated in Delaware as Navitas Semiconductor Ireland, LLC (“Legacy Navitas”), and the other parties thereto. On November 15, 2021, the Company filed an amended report on Form 8-K/A solely to amend and restate Item 2.01 of the Report to include the unaudited condensed consolidated financial statements of Legacy Navitas as of and for the three and nine months ended September 30, 2021 and 2020 in Exhibit 99.4, and the related management’s discussion and analysis of the financial condition and results of operations of Legacy Navitas in Exhibit 99.3, and to correct certain unrelated typographical errors described in the amendment.
Item 4.01 of the Report disclosed that Deloitte & Touche LLP (“Deloitte”), which before the closing of the Business Combination served as the independent registered public accounting firm of Legacy Navitas, would replace WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of LOKB, following completion of Withum’s review of the Company’s financial statements for the quarter ended September 30, 2021. As stated in the Report, the Company expected to subsequently provide the disclosure required by Regulation S-K Item 304(a)(1) and (3). Accordingly, the Company is filing this amended report on Form 8-K/A (this “Amended Report”) solely to amend and restate Item 4.01 of the Report to include those additional disclosures, and to file as Exhibit 16.2 the letter from Withum required by Item 304(a)(3).
This Amended Report speaks as of the original filing date of the Report and, except as described above, does not modify or update the Report as heretofore amended. Accordingly, this Amended Report consists only of the cover page, this Explanatory Note, the entirety of updated Items 4.01 and 9.01, Exhibit 16.2 and the signature page. Capitalized terms used and not otherwise defined in this Amended Report have the meanings given in the Report.

Item 4.01. Changes in Registrant’s Certifying Accountant.

Change in Auditor Following Business Combination
On October 19, 2021, the Company’s Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Deloitte served as the independent registered public accounting firm of Legacy Navitas prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of LOKB was informed on October 22, 2021 that it would be replaced by Deloitte as the Company’s independent registered public accounting firm following its completion of its review of the Company’s financial statements for the third quarter of 2021, which consist only of the accounts of the pre-Business Combination special purpose acquisition company, LOKB. The Company filed its quarterly report on Form 10-Q/A for the quarter ended September 30, 2021, filed with the SEC on November 24, 2021, upon completion of Withum’s review of those financial statements.
In addition, the Company filed its amended annual report on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on November 24, 2021, which included Withum’s audit report on LOKB’s restated financial statements as of and for the year ended December 31, 2020 (the “Withum Report”). The Withum Report did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle. Withum did not audit the Company’s consolidated financial statements for any period subsequent to December 31, 2020.
During the fiscal year ended December 31, 2020 and the subsequent interim period through October 22, 2021, there were (i) no ‘‘disagreements’’, as such term is defined in Item 304(a)(1)(iv) of Regulation S-K, with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused them to make reference to the subject matter of the disagreements in the Withum Report, and (ii) no ‘‘reportable events’’, as such term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company has provided Withum with a copy of these disclosures and requested that Withum furnish the Company with a letter addressed to the SEC stating whether Withum agrees with the statements made herein. A copy of the letter, dated February 1, 2022, furnished by Withum in response to that request, is filed as Exhibit 16.2 to this Report and incorporated herein by reference.

During the period from August 12, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of Deloitte’s appointment, the Company did not consult with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of LOKB or the Company, and no written report or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Change in Auditor of Legacy Navitas
Reference is made to the disclosure in the Final Proxy Statement/Prospectus in the section titled “Change in Accountants,” which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1*
Business Combination Agreement and Plan of Reorganization, dated May 6, 2021, by and among Live Oak Acquisition Corp. II, Live Oak Merger Sub Inc. and Navitas Semiconductor Limited, including as domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC (included as Annex A to the final proxy statement/prospectus filed under Rule 424(b)(3) (File No. 333-256880) on September 20, 2021)

3.1*
Second Amended and Restated Certificate of Incorporation of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)

3.2*	Amended and Restated Bylaws of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)
10.1*
Amended and Restated Registration Rights Agreement, dated October 19, 2021, by and among the Company, the Sponsor and certain Holders (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)

10.2*†
New Employment Agreement, dated as of May 6, 2021, by and among LOKB and Todd Glickman (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)

10.3*	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K (File No. 001-39755), filed on May 7, 2021)
10.4*†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)
10.5*†	Navitas Semiconductor Corporation 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s amended report on Form 8-K/A (File No. 001-39755), filed on November 15, 2021)
10.6*†	Form of Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)

10.7*†	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)
16.1*	Letter from CohnReznik, dated July 13, 2021 (incorporated by reference to Exhibit 16.1 filed with the Company’s registration statement on Form S-4 (File No. 333-256880), filed on July 14, 2021)
16.2+	Letter from WithumSmith+Brown, PC, dated February 1, 2022
99.1*
Historical Financial Information of Navitas Semiconductor Limited (incorporated by reference to Exhibit 99.1 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)

99.2*
Unaudited Pro Forma Condensed Combined Financial Information of the Company as of December 31, 2020 and for the Six Months Ended June 30, 2021 (incorporated by reference to Exhibit 99.2 to the Company’s current report on Form 8-K (File No. 001-39755), filed on October 25, 2021)

99.3*
Legacy Navitas’ Management’s Discussion and Analysis of the Financial Condition and Results of Operations as of and for the Three and Nine Months Ended September 30, 2021 and 2021 (incorporated by reference to Exhibit 99.3 to the Company’s amended report on Form 8-K/A (File No. 001-39755), filed on November 15, 2021)

99.4*
Unaudited Condensed Consolidated Financial Statements of Legacy Navitas for the Three and Nine Months Ended September 30, 2021 and 2020, and as of September 30, 2021 and December 31, 2020 (incorporated by reference to Exhibit 99.4 to the Company’s amended report on Form 8-K/A (File No. 001-39755), filed on November 15, 2021)

104	Cover Page Interactive Data File

* Filed previously
† Management compensatory arrangement
+ Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVITAS SEMICONDUCTOR CORPORATION

Dated: February 1, 2022
	By:	/s/ Gene Sheridan
Gene Sheridan
President and Chief Executive Officer